UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2018 (April 13, 2018)

TERRA TECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54258	26-3062661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2040 Main Street, Suite 225 Irvine, California 92614
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 447-6967

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2018, Kenneth Vande Vrede was terminated as the Chief Agricultural Officer of Terra Tech Corp. (the “Company”).

Section 8 – Other Events

Item 8.01 Other Events

On April 11, 2018, the Company filed a lawsuit in the United States District Court, Central District of California against Kenneth VandeVrede, Michael VandeVrede, Steven VandeVrede, Daniel VandeVrede, Greda VandeVrede, Beverly Willekes, Brian VandeVrede, Gro-Rite, Inc. (“Gro-Rite”) and Naturally Beautiful Plant Products, LLC (“Naturally Beautiful”) alleging breach of contract, breach of fiduciary duties, conversion, fraud, breach of covenant of good faith and fair dealing, misappropriation of trade secrets, and conspiracy related to, among other things, the Share Exchange Agreement, dated as of April 24, 2013 among the Company, the Company’s wholly-owned subsidiary, Edible Garden Corp. (“Edible Garden”), and the individual defendants (the “Share Exchange Agreement”). The Company is seeking monetary damages, including attorneys’ fees and expenses, return of shares of the Company’s common stock issued to the individual defendants under the Share Exchange Agreement, return of stock options issued to the individual defendants, and return of the Company’s intellectual property.

On April 10, 2018, Gro-Rite, Naturally Beautiful and Whitetown Realty (“Whitetown Realty” and collectively, the “Whitetown Realty Plaintiffs”) filed a lawsuit in the Superior Court of New Jersey Law Division, Morris County against the Company and Edible Garden alleging, among other things, that Edible Garden owes certain amounts to Gro-Rite under a Marketing and Distribution Agreement between Edible Garden and Gro-Rite, dated May 7, 2013, and Naturally Beautiful under a Marketing and Distribution Agreement between Edible Garden and Naturally Beautiful, dated May 13, 2013 (collectively, the “Marketing and Distribution Agreements”), and that Edible Garden owes certain amounts to Whitetown Realty under the Lease between Whitetown Realty and Edible Garden, dated January 1, 2015 (the “Lease”). The Whitetown Realty Plaintiffs are seeking, among other things, compensatory damages for the amounts claimed are owed and attorneys’ fees and costs. The Company believes that Edible Garden does not owe any payments under the Marketing and Distribution Agreements or the Lease. The Company disputes the Whitetown Realty Plaintiffs’ allegations in the lawsuit and intends to vigorously defend itself.

On April 13, 2018, Edible Garden Corp. filed a lawsuit in the Superior Court of New Jersey Chancery Division, Warren County against Whitetown Realty in response to a letter from a law firm representing Whitetown Realty alleging Edible Garden was in default of the Lease. Edible Garden is seeking declaratory and equitable relief to prevent Whitetown Realty from terminating the Lease and for attorneys’ fees and costs. The Company believes that Edible Garden has made all payments due Whitetown Realty under the Lease and maintains Edible Garden is not in default of the Lease.

On April 11, 2018, Kenneth VandeVrede, Michael VandeVrede and Steven VandeVrede (collectively, the “VandeVredes”) filed a lawsuit in the Superior Court of New Jersey Law Division, Warren County against the Company and Edible Garden alleging, among other things, that the Company and Edible Garden improperly suspended the VandeVredes from their positions with the Company and Edible Garden. The VandeVredes are seeking, among other things, a declaratory judgement that the they did not violate their fiduciary duties owed to the Company or Edible Garden and reinstating the VandeVredes to their status with the Company and Edible Garden prior to their suspensions and attorneys’ fees and costs. The Company disputes the VandeVrede’s allegations in the lawsuit and intends to vigorously defend itself.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended except as shall be expressly set forth in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA TECH CORP.

Date: April 19, 2018	By:	/s/ Derek Peterson
Derek Peterson
Chief Executive Officer

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